Exhibit 99.1

news release

For Immediate Release Media Stacey Eisen (224) 212-2276 Lynn McHugh (224) 212-2363

HOSPIRA ANNOUNCES FURTHER PLANS
TO OPTIMIZE MANUFACTURING OPERATIONS

— Company to close two plants; also provides timeline for production phase-out from leased facility —

LAKE FOREST, Ill., Feb. 1, 2006 – As part of a companywide focus to continue to improve operational efficiencies in an increasingly competitive marketplace, Hospira, Inc. (NYSE: HSP), a leading global hospital products manufacturer, announced plans today to close plants in Ashland, Ohio, and Montreal, Canada, over the next 18 and 28 months, respectively. The relatively higher costs of manufacturing in the impacted facilities, coupled with excess manufacturing capacity available for certain product lines within Hospira, prompted the action.

Hospira also provided its timeline for phasing out production at a facility in Abbott Laboratories’ North Chicago, Ill., campus, where it has leased space from its former parent company since the spin-off in April 2004. Hospira intends to transition out of this facility in advance of the lease’s expiration in 2014, with the majority of transfers occurring over the next four years.

“To ensure long-term success, Hospira must take every step necessary to keep costs down while maintaining our high standards of quality and

Hospira, Inc.

275 North Field Drive

Lake Forest, IL 60045

www.hospira.com

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performance,” said Christopher B. Begley, chief executive officer, Hospira. “Since the spin, our manufacturing optimization efforts have included not only the consolidation of our operations infrastructure, where appropriate, but also key capital investments in several of our sites to support the company’s strategies for growth.”

The company will transfer manufacturing operations at the impacted plants to other Hospira facilities based in the United States and will outsource certain product components to third-party suppliers. As the transfers are expected to create approximately 400 new full-time positions at other Hospira locations, the net position reduction is projected to be approximately 1,100 jobs. The company will make available career counseling, job-search training and other assistance to help prepare employees for the transitions.

Begley noted, “Our employees at these facilities have made many valuable contributions to Hospira, our customers and the patients we collectively serve. We thank them for their service and the continued support they will provide throughout the transition.”

In connection with the two plant closures and the transition out of North Chicago, Hospira estimates it will incur total pre-tax expenses in the range of $95 million to $110 million over the 2005 to 2009 time period for the impairment and accelerated depreciation of assets, employee-related costs and other expenses related to plant shutdowns and product transfers. The total net cash outflow is expected to be $58 million to $73 million. Hospira estimates that it will begin benefiting from these actions in 2008. Cost savings for that year are anticipated to be approximately $15 million and eventually reach annual cost savings of $30 million in 2010.

Based on an analysis of expected future production volumes at these facilities, the company determined that a pre-tax impairment charge of approximately $13 million should be recorded in the fourth quarter of 2005. This charge is included in the total charges referenced above.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™ by developing, manufacturing and marketing products that help improve the productivity, safety and efficacy of patient care. With 70 years of service to the hospital industry, Hospira’s portfolio includes one of the industry’s broadest lines of generic acute-care injectables, which help address the high cost of proprietary pharmaceuticals; integrated solutions for medication management and infusion therapy; and the leading U.S. injectable contract manufacturing business.

Headquartered in Lake Forest, Ill., north of Chicago, Hospira has approximately 13,000 employees and 14 manufacturing facilities worldwide. Hospira’s news releases and other information can be found at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the planned time frames for the activities described in this press release, the estimated total and cash charges relating to such activities, the timing and amount of the expected cost savings from such activities, the number of affected employees and other statements regarding Hospira’s plans, objectives and strategies. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Factors, risks and uncertainties that may affect Hospira’s operations and may cause actual results to be materially different from expectations include Hospira’s ability to effectively transition the manufacturing at the affected facilities to other manufacturing facilities and/or outsource such manufacturing to third-party suppliers, the cost and availability of such manufacturing or outsourcing, uncertainties regarding the number of affected employees and employee-related and other costs, and the risks and uncertainties set forth under the heading “Item 1 Business — Risk Factors” in Hospira’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 filed with the Securities and Exchange Commission and identified in Hospira’s other SEC filings, including its quarterly reports on Form 10-Q, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

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